Exhibit 99

FOR IMMEDIATE RELEASE:

Contact:      John F. Kenny, Jr.
              Executive Vice President and

              Chief Financial Officer
              617.535.4799


            IRON MOUNTAIN INCORPORATED CHAIRMAN AND CEO RICHARD REESE

               TO ASSUME ADDITIONAL RESPONSIBILITIES AS PRESIDENT;

                             BOB MILLER BECOMES COO


BOSTON - June 23, 2000 - Iron Mountain Incorporated (NYSE: IRM), the leader in records and information management services, today announced that Chairman and Chief Executive Officer Richard Reese will assume additional responsibilities as president of the company. Peter Pierce, who became president of Iron Mountain upon the company's merger with Pierce Leahy Corporation in February 2000, is resigning to pursue other interests and will continue as a member of Iron Mountain's Board of Directors.
         "Peter Pierce not only did an outstanding job building Pierce Leahy Corporation into a major force in the industry, but has been an extremely valuable member of our executive team as the integration of our two companies has proceeded," Reese said. "After completing the merger in February, Peter worked diligently with me to place the right people in the right positions to foster the continued growth of the business. His counsel and guidance will remain a valuable resource as he continues his role as a member of the Board of Directors."
         Pierce commented, "I have decided that after completing the initial phase of the integration, it is time for me to move on to the next stage in my career. I have enjoyed serving as Iron Mountain's president during what is proving to be a highly successful integration process, and I intend to continue contributing to the company's growth as a member of the Board."

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Reese Assumes Additional Responsibilities at Iron Mountain Incorporated / 2



         Iron Mountain also announced today that Bob Miller will assume the new position of chief operating officer of Iron Mountain's Records Management Division, located in Collegeville, PA. Most recently the company's executive vice president, southern area, Miller has held various management and sales positions at Iron Mountain, including regional vice president, during his 15-year career with the company. "I look forward to working with Bob Miller as a member of our executive team," Reese said. "Bob's experience and record of success at Iron Mountain will enable us to continue the growth of our records management business."

About Iron Mountain Incorporated
         Iron Mountain Incorporated is the leader in records and information management services. As an international, full service provider of records and information management services, Iron Mountain currently provides services to over 100,000 customer accounts in 77 markets in the United States, including more than half of the Fortune 500, and over 15,000 customer accounts in 31 markets outside the United States. The company currently operates nearly 500 records management facilities in the United States and approximately 90 outside the United States. For more information, visit our Web site at www.ironmountain.com.

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